EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Range Resources Corporation for the registration of 100,949 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2009 (except Note 2 as to which the date is August 5, 2009), with respect to the consolidated financial statements of Range Resources Corporation included in its Current Report on Form 8-K filed on August 10, 2009, and our report dated February 23, 2009, with respect to the effectiveness of internal control over financial reporting of Range Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, each filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
August 10, 2009